Friday, August 27, 1999

Company Press Release

SOURCE: Salisbury Bancorp, Inc.

Salisbury Bancorp, Inc. Business News
o Third Quarter Dividend


Lakeville, Connecticut, August 27, 1999/ PRNewswire/-The Board of Directors of Salisbury Bancorp, Inc. (AMEX:SAL), the parent company of Salisbury Bank and Trust Company, declared a $0.12 per common share quarterly cash dividend at their August 25, 1999 meeting. Dividends year to date for 1999 total $0.36 per common share. This represents an increase of $.03 or 9.1% over the $0.33 per share dividends paid during the same period of 1998. The quarterly cash dividend will be paid on October 29, 1999 to shareholders of record as of September 30, 1999.

The President of Salisbury Bancorp, Inc., John F. Perotti, stated that "The Corporation's earnings and capital strength enable us to increase dividends while continuing to implement our stock repurchase program to better leverage Salisbury Bancorp's capital resources. Since the announcement of the
Corporation's stock repurchase plan in November of 1998, the Company has repurchased over 51,000 shares, representing approximately three percent (3%) of the outstanding common stock. While the fluctuations in the market have effected the prices of many bank stocks, these fluctuations have provided some attractive opportunities for the Corporation to repurchase its stock. Consistent with the goals of the stock repurchase plan, we expect to continue to utilize some of our capital in repurchases of the Company's common stock when appropriate opportunities arise".

 Salisbury Bancorp's sole subsidiary, Salisbury Bank and Trust Company, is a community bank with assets in excess of $220 million and capital in excess of $19 million, which has served the communities of Northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. Salisbury Bank and Trust Company operates full service banking offices in Lakeville, Salisbury and Sharon, Connecticut. The Bank offers a full compliment of consumer and business banking products and services as well as trust and investment services.